UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 26, 2007

NOVADEL PHARMA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Minneakoning Road

Flemington, New Jersey 08822

(Address of principal executive offices) (Zip Code)

(908) 782-3431

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On January 26, 2007, the Board of Directors (the “Board”) of NovaDel Pharma Inc., a Delaware corporation (the “Company”), on the recommendation of the Compensation Committee of the Board, reviewed its fiscal year 2006 performance and the incentive criteria established by the Board, as well as, the Company’s long-term incentive philosophy. Based on that review, the Board awarded bonuses and long-term incentives in the form of options to purchase the Company’s common stock to each of the Company’s named executive officers as follows:

	Bonus	Option Grant
Dr. Jan H. Egberts President and Chief Executive Officer	$116,667	1,250,000
Mr. Michael E. Spicer Chief Financial Officer and Corporate Secretary	$73,200	225,000

Option grants are granted in accordance with the Company’s 2006 Equity Incentive Plan and have an exercise price equal to $1.81, the fair market value of a share of the Company’s common stock on the grant date (equal to the closing price of the Company’s common stock as listed on the American Stock Exchange on the date of grant).

The base salaries of the named executive officers were also established for 2007, and are compared to their 2006 base salaries as follows:

	2006 Base Salary	2007 Base Salary
Dr. Jan H. Egberts President and Chief Executive Officer	$350,000	$350,000
Mr. Michael E. Spicer Chief Financial Officer and Corporate Secretary	$244,000	$256,200

In addition, the Company entered into an amendment to its employment agreement with Mr. Spicer, effective January 26, 2007. The amendment provides that Mr. Spicer will receive additional amounts of money, not to exceed $25,000 per year, paid for documented relocation expenses and for documented expenses for temporary housing and commuting to and from his residence prior to his relocation through December 2007. Mr. Spicer’s employment agreement will expire on December 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc.
By:	/s/ Jan H. Egberts
Name:	Jan H. Egberts
Title:	President and Chief Executive Officer

Date: February 1, 2007